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                                                                   EXHIBIT 99.1


         PORTLAND, Ore., January 11, 2000--Wilshire Financial Services Group Inc. [OTC BB:WFSG] today announced that Phil Vincent, President and Chief Operating Officer of WFSG and Chief Executive Officer of Wilshire Credit Corporation, its servicing subsidiary ("WCC"), has resigned from the Company to pursue personal interests.

         "Phil had committed to stay with the Company to help see it through its restructuring, and now that the Company has largely completed this restructuring and is on its way to growing its operations, Mr. Vincent has decided to pursue those interests. We wish Phil all success," said CEO Stephen Glennon. Mr. Vincent said, "The Company has built an excellent servicing operation and has a strong management team in place".

         Stephen Glennon, Chief Executive Officer of WFSG, will assume Mr. Vincent's responsibilities at WFSG and Jay Memmott, President of WCC, will assume Mr. Vincent's responsibilities at WCC.

         Wilshire Financial Services Group Inc., headquartered in Portland, is a diversified financial services company specializing in loan portfolio acquisition and servicing throughout the United States and Europe. Wholesale banking is offered through a subsidiary, First Bank of Beverly Hills, F.S.B. Commercial loan origination and servicing is also offered through George Elkins Mortgage Banking L.P., a subsidiary of First Bank of Beverly Hills, F.S.B.